Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F of WISeSat.Space Holdings Corp. of our report dated March 19, 2026 relating to the financial statements of Columbus Acquisition Corp for the year ended December 31, 2025 and for the period from January 18, 2024 (inception) through December 31, 2024, appearing in the Amendment No. 2 to Form F-4 of WISeSat.Space Holdings Corp. We also consent to the reference to us under the heading “Statement by Experts” in such Shell Company Report on Form 20-F.

/s/ Marcum Asia CPAs LLP

New York, NY

October 7, 2026

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com